Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated April 26, 2011, relating to the financial statements of E-House (China) Holdings Limited, and the effectiveness of E-House (China) Holdings Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of E-House (China) Holdings Limited for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

Deloitte Touche Tohmatsu CPA Ltd.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

January 13, 2012